UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2012

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.    Entry Into A Material Definitive Agreement.

On May 7, 2012, POZEN Inc., a Delaware corporation (“POZEN”), entered into a License and Development Agreement (the “Agreement”) with DESITIN Arzneimittel GmbH (“DESITIN”) for the exclusive development and commercialization of MT 400 in 27 countries of the European Union, as well as Switzerland and Norway.  MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, a multiple mechanism triptan therapy for the treatment of acute migraine.  In June 2003, POZEN licensed rights to MT 400 in the United States to GlaxoSmithKline (“GSK”), who markets a different dose of MT 400 as Treximet® (sumatriptan and naproxen sodium).  In March 2011, POZEN licensed rights to MT 400 in four countries in Latin America to Cilag International GmbH (“Cilag”), a unit of Johnson & Johnson.

Under the terms of the Agreement, DESITIN will make a non-refundable, initial upfront payment of $0.5 million to POZEN, followed by potential milestone payments related to the development and launch of MT 400 in specified countries of the territory totaling an additional aggregate amount equal to $2.5 million.  POZEN will also receive a double digit royalty on net sales of MT 400 that increases based on annual sales volume.

DESITIN will be responsible for the manufacturing, development and commercialization of MT 400 in the territory.  The Agreement, unless earlier terminated, will expire on a country-by-country basis upon the 15th anniversary of the first commercial sale of MT 400 in each country.  Either party has the right to terminate upon the insolvency or bankruptcy of the other party, an event of force majeure, or any material breach of the Agreement by the other party, if the breaching party has not cured the breach within sixty (60) days after written notice to cure has been given by the non-breaching party. In addition, POZEN can terminate the Agreement upon thirty (30) days written notice if DESITIN takes any action to impair POZEN’s intellectual property rights and, if such action is capable of cure, is not cured within sixty (60) days of receipt of notice from POZEN of such act and POZEN’s intention to terminate, or DESITIN ceases to be in the business of marketing pharmaceutical products in the territory. DESITIN may terminate the Agreement in its entirety for any reason upon ninety (90) days’ written notice to POZEN.  In addition, DESITIN will be deemed to have terminated its rights in specified countries of the territory if it fails to take certain actions to obtain marketing authorization in such countries, or it fails to obtain reimbursement or pricing approvals adequate to sell the product at an acceptable price.  If the Agreement is terminated by POZEN for DESITIN’s uncured breach, DESITIN’s insolvency or bankruptcy, or an event of force majeure, or DESITIN terminates the Agreement at will, DESITIN will transfer MT 400 and all rights, including marketing authorizations and pending regulatory filings, back to POZEN.  DESITIN will also grant POZEN a license to use the trademark for MT 400 in the territory, at POZEN’s request, assign to POZEN third party agreements relating to MT 400, and negotiate in good faith the terms of an agreement to supply MT 400 to POZEN for a specified period.  In the event that DESITIN terminates the Agreement with respect to certain specified countries as described above, DESITIN will assign any marketing authorizations and pending regulatory filings to POZEN upon POZEN’s reimbursement of any fees paid by DESITIN to regulatory authorities in the terminated countries and will supply POZEN with bulk MT 400 for sale in the terminated countries on terms specified in the Agreement and on other terms to be negotiated in good faith at the time of termination.

POZEN will have a perpetual, royalty-free, exclusive license (except to the extent that DESITIN retains rights required to practice the licenses granted to it under the Agreement) to use the data, regulatory dossier, and manufacturing know-how generated by DESITIN during its conduct of the development program for MT 400 outside of DESITIN’s territory and in any country in which DESITIN’s rights have been terminated during the term and following any expiration or termination of the Agreement; subject to DESITIN’s right to supply MT 400 to POZEN and its licensees as set forth in the Agreement.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. The statements herein are qualified be reference to the Agreement, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L. Hodges
	Name:	William L. Hodges
	Title:	Chief Financial Officer

Date: May 9, 2012